Exhibit 99.1

Nabors Announces Offering of $700 million Senior Priority Guaranteed Notes

HAMILTON, Bermuda, November 18, 2021 /PRNewswire/-- Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) announced today that Nabors Industries, Inc. (“NII”), its indirect wholly-owned subsidiary, has commenced an offering of $700 million senior priority guaranteed notes due 2027 (the “Notes”). The Notes will be fully and unconditionally guaranteed by Nabors and certain of Nabors’ indirect wholly-owned subsidiaries who also guarantee the Existing Senior Priority Guaranteed Notes (as defined below).

The Notes will be senior unsecured obligations of NII and will rank pari passu with NII’s existing 9.00% Senior Priority Guaranteed Notes due 2025 and 6.50% Senior Priority Notes due 2025 (the “Existing Senior Priority Guaranteed Notes”). The Notes will be guaranteed by (i) Nabors, (ii) each of the subsidiaries that guarantee Nabors’ existing 7.25% Senior Guaranteed Notes due 2026 and 7.50% Senior Guaranteed Notes due 2028 (together, the “Existing Guaranteed Notes”) and (iii) certain lower tier subsidiaries of Nabors that guarantee NII’s revolving credit facility (the “Revolving Credit Facility”) but do not currently guarantee the Existing Guaranteed Notes (the “Lower Tier Notes Guarantors”), other than Nabors Alaska Drilling, Inc. The guarantee of the Notes by the Lower Tier Notes Guarantors will be contractually subordinated in right of payment with respect to the Lower Tier Notes Guarantors’ guarantee of the Revolving Credit Facility. Each of the guarantors of the Notes have guaranteed the Existing Senior Priority Guaranteed Notes and will guarantee the Notes on an equal and ratable basis. As a result, the Notes and the Existing Senior Priority Guaranteed Notes will be structurally senior to all outstanding notes issued by Nabors and NII, including the Existing Guaranteed Notes.

Nabors intends to use the net proceeds from the offering to repay approximately $457.5 million of the amount outstanding under NII’s Revolving Credit Facility and the remainder for general corporate purposes. As of today’s date, there is $585 million outstanding under the Revolving Credit Facility, excluding $62.6 million of letters of credit.

The Notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The Notes will not be registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the Notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the Notes.

The Notes will not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities of Nabors or its subsidiaries, nor shall there be any offer, solicitation or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

About Nabors Industries

Nabors Industries is a leading provider of advanced technology for the energy industry. With operations in approximately 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and sustainable energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to help shape the future of energy and enable the transition to a lower carbon world.

Media Contacts:

For further information regarding Nabors, please contact William C. Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com.

SOURCE Nabors Industries Ltd.